Exhibit 4.35A

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of December 31, 2009, among Clean Harbors, Inc., a Massachusetts corporation (the “Company”), ARC Advanced Reactors and Columns, LLC, a Delaware limited liability company, Clean Harbors Catalyst Technologies, LLC, a Delaware limited liability company, Clean Harbors Exploration Services, Inc., a Delaware corporation, Clean Harbors Industrial Services, Inc., a Delaware corporation, and Great Lakes Carbon Treatment, Inc., a Delaware corporation (collectively, the “New Guarantors”), CH International Holdings, LLC, a Delaware limited liability company, Clean Harbors Deer Park, LLC, a Delaware limited liability company, and Clean Harbors LaPorte, LLC, a Delaware limited liability company (collectively, the “Successor Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”) and Notes Collateral Agent under the Indenture as defined below. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 14, 2009, providing for the issuance of an aggregate principal amount of $300,000,000 of 7 5/8% Senior Secured Notes due 2016 (the “Securities”), and substantially all of the Company’s Domestic Restricted Subsidiaries have unconditionally guaranteed the Company’s obligations under the Securities and the Indenture;

WHEREAS, Sections 4.15 and 4.20(a) of the Indenture provide that under certain circumstances the Company is required to cause any New Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without notice to or consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors, the Successor Guarantors, and the Trustee and Notes Collateral Agent mutually agree for the benefit of the Holders of the Securities as follows:

1.                                       Agreement to Guarantee.  The New Guarantors and the Successor Guarantors hereby agree to unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture and that their obligations to the Holders and the Trustee pursuant to this Supplemental Indenture shall be as expressly set forth with respect to all Guarantors in Article XII of the Indenture and in such other provisions of the

Indenture as are applicable to all Guarantors, and reference is made to the Indenture for the precise terms of this Supplemental Indenture.  The terms of Article XII of the Indenture and such other provisions of the Indenture as are applicable to all Guarantors are incorporated herein by reference.

2.                                       Execution and Delivery of Guarantee.

(a)           To evidence its Guarantee set forth in this Supplemental Indenture, each New Guarantor and Successor Guarantor is, contemporaneously with its execution and delivery of this Supplemental Indenture, executing and delivering to the Trustee a Guarantee substantially in the form of Exhibit E to the Indenture.  The validity and enforceability of the Guarantee set forth in this Supplemental Indenture and such Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

(b)           Each of the New Guarantors and Successor Guarantors hereby agrees that its Guarantee set forth in this Supplemental Indenture and such Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.

(c)           If an Officer of a New Guarantor or Successor Guarantor whose signature is on this Supplemental Indenture or such Guarantee no longer holds that office at the time the Trustee authenticates any Security on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Security shall nevertheless be valid.

(d)           The delivery of any Security by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture and such Guarantee on behalf of each New Guarantor and Successor Guarantor.

3.                                       No Recourse Against Others.  No Affiliate, director, officer, employee, limited liability company member or stockholder of the Company or any Subsidiary, as such, shall have any liability for any obligations of the Issuer under the Securities or any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Securityholder by accepting a Security waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of the Securities.

4.                                       New York Law to Govern.  The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture and the Guarantee.

5.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.                                       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

CLEAN HARBORS, INC.

By:	/s/ James M. Rutledge
Name: James M. Rutledge
Title: Executive Vice President

NEW GUARANTORS:

ARC ADVANCED REACTORS AND COLUMNS, LLC
CLEAN HARBORS CATALYST TECHNOLOGIES, LLC
CLEAN HARBORS EXPLORATION SERVICES, INC.
CLEAN HARBORS INDUSTRIAL SERVICES, INC.
GREAT LAKES CARBON TREATMENT, INC.

By:	/s/ James M. Rutledge
Name: James M. Rutledge
Title: Executive Vice President and Chief Financial Officer

SUCCESSOR GUARANTORS:

CH INTERNATIONAL HOLDINGS, LLC
CLEAN HARBORS DEER PARK, LLC
CLEAN HARBORS LAPORTE, LLC

By:	/s/ James M. Rutledge
Name: James M. Rutledge
Title: Executive Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

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